AMERUS LIFE HOLDINGS, INC.
Exhibit 11 - Statement Re:  Computation of Per Share Earnings
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                                                     1998                    1997
                                          ------------------------    -----------------------
                                                   Number    Per              Number     Per
                                            Net       of    Share     Net        of    Share
                                          Income   Shares   Amount  Income     Shares    Amount
                                          ------   -------  ------  -------    -------   --------
                                                       (in thousands, except per share amounts)

Basic EPS
     Net Income                           $21,757  34,735    $0.63     $14,580  23,156    $0.63

Effect of Dilutive securities
     Options                                    -      65        -           -       -        -
     Warrants                                   -      31        -           -       -        -
                                          -------  ------    -----     -------   ------   -----
Diluted EPS                               $21,757  34,831    $0.62     $14,580   23,156   $0.63
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